Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, May 1, 2008
Source: Photonic Products Group, Inc.

PPGI RELEASES ANNUAL CEO'S LETTER

NORTHVALE, NJ, May 1 - Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today released the CEO’s Letter from its 2007 Annual Report.

To Our Shareholders, Customers, and Employees

In 2007 we continued to concentrate on our present lines of business, and your Company achieved excellent results. I am pleased to report that PPGI exceeded its financial goals for the year, making it our best to date. We established new records for revenues, new orders, backlog at year-end, net income, cash flow from operations, and earnings per share. We expanded our OEM customer base in the process control and metrology and in the defense/aerospace sectors.

Early in the year we launched an initiative to strengthen our balance sheet, and worked at it steadily. We recalled all of our outstanding convertible preferred shares, and our shareholders elected to accept conversion to common shares. We deployed approximately $1,900,000 of cash into accelerating repayment of debt, while still ending the year with an increase in our cash balance of $1,318,000.

Specific financial highlights are enumerated below.

Highlights for 2007 included:

-	Record revenues of $15,100,000, up 8.5% from last year’s $13,921,000.
-	New orders of $17,802,000 and ending backlog of $9,672,000.
-	Income from operations of $2,397,000, up 161% from $917,000 in 2006.
-	169% increase in pre-tax net income to $2,130,000, up from $793,000 last year.
-	Basic and fully diluted earnings per share of $0.19 and $0.13, respectively, up from $0.07 and $0.06, respectively, in 2006.
-	Net cash flow from operations of $3,001,000 vs. $2,672,000 last year.

Outlook and Priorities for 2008:

In 2008, our top line is off to a good start overall with revenues, customer orders, and backlog all setting new records in the first quarter. Economic and policy trends affect demand from our customer’s, but at this point the outlook is positive. We are enlarging our business development team and expanding our sales channels while pursuing business development initiatives across a broader front.

In order to meet current and projected customer needs we have been expanding capacity within our operations. We are selectively investing in additions to our middle management and hourly production personnel, our engineering teams, and into additional production equipment.

We expect our gross profit margin percentages in the first quarter and the full year to be lower than last year as we move our business mix to products with higher material content. But we anticipate higher revenues in the year as a result and a strong bottom line.

In addition, we continued the balance sheet strengthening initiative we aggressively pursued in 2007 with the repayment this March of our $1,700,000 senior secured note and accrued interest. With this payment, we have retired over $4,000,000 in debt obligations during the past 15 months, including the redemption for cash of a $1,000,000 convertible note, and the retirement via conversion into common shares of all of our $2,582,000 in convertible preferred shares.

Our mission remains unchanged: to continue building PPGI into a diversified preferred provider of photonic products and services to a wide range of OEM customers within the many-sectored Photonics industry, while increasing shareholder value. Our team looks forward to our again delivering positive financial results and continued growth for the year.

Daniel Lehrfeld
President and CEO
April 29, 2008

Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in metal optics, precision diamond turned optics, and opto-mechanical and electro-optical assemblies. Our customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government. Its products are also used by researchers at National Laboratories and Universities and in industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "envisions", "will", "expects", "plan", “targeting” or similar words. Such forward-looking statements, such as growth in level of sales, changes in profit margins, levels of expected net income, and business expansion involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time or within budget, inability to implement growth strategies or to integrate new operations, inability to add new customers, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward looking statements are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.